Exhibit 99.1

BIO-key Regains Compliance with Nasdaq Listing Rules

After Receiving Notice of Non-Compliance

Holmdel, NJ – April 24, 2025 – BIO-key® International, Inc. (NASDAQ: BKYI), an innovative provider of workforce and customer Identity and Access Management (IAM) solutions featuring passwordless, phoneless and token-less Identity-Bound Biometric (IBB) authentication, announced today that on April 17, 2025, it received a notification letter from The Nasdaq Stock Market, LLC informing the Company that it was not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission, due to the Company’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2024. The notification letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.

On April 23, 2025, the Company filed its Form 10-K for the year ended December 31, 2024 with the SEC. On April 24, 2025, the Company received notice from Nasdaq stating that the Company has regained compliance with Nasdaq Listing Rule 5250(c)(1) and that the matter has been closed.

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key is revolutionizing authentication and cybersecurity with biometric-centric, multi-factor identity and access management (IAM) software securing access for over forty million users. BIO-key allows customers to choose the right authentication factors for diverse use cases, including phoneless, tokenless, and passwordless biometric options. Its cloud-hosted or on-premise PortalGuard IAM solution provides cost-effective, easy-to-deploy, convenient, and secure access to computers, information, applications, and high-value transactions.

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X:	@BIOkeyIntl

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X:	@BIO_keyIR
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Investor Contacts

William Jones, David Collins

Catalyst IR

BKYI@catalyst-ir.com or 212-924-9800